                                                                    EXHIBIT 12.1

                               PRICE/COSTCO, INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)

                                                                                                       53 WEEKS
                                                                 52 WEEKS ENDED                         ENDED
                                             ------------------------------------------------------  ------------
                                             SEPTEMBER 1,  AUGUST 30,   AUGUST 29,     AUGUST 28,    SEPTEMBER 3,
                                                 1991         1992         1993           1994           1995
                                             ------------  -----------  -----------  --------------  ------------
Earnings(1)................................   $  342,041   $   368,855  $   336,463  $   203,555(3)   $  368,204
Less: Capitalized interest.................        4,114         8,487        9,483        7,170           3,275
Add: Interest on debt(2)...................       30,155        44,012       55,599       57,642          71,186
  Portion of rent under long-term operating
   leases representative of an interest
   factor..................................       17,972        20,208       23,220       26,940          32,160
                                             ------------  -----------  -----------  --------------  ------------
Total earnings available for fixed
 charges...................................   $  386,054   $   424,588  $   405,799  $   280,967      $  468,275
                                             ------------  -----------  -----------  --------------  ------------
                                             ------------  -----------  -----------  --------------  ------------
Fixed Charges:
  Interest on debt(2)......................   $   30,155   $    44,012  $    55,599  $    57,642      $   71,186
  Portion of rent under long-term operating
   leases representative of an interest
   factor..................................       17,972        20,208       23,220       26,940          32,160
                                             ------------  -----------  -----------  --------------  ------------
Total fixed charges........................   $   48,127   $    64,220  $    78,819  $    84,582      $  103,346
                                             ------------  -----------  -----------  --------------  ------------
                                             ------------  -----------  -----------  --------------  ------------
Ratio of earnings to fixed charges.........          8.0           6.6          5.2          3.3(4)          4.5
                                             ------------  -----------  -----------  --------------  ------------

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(1)  Earnings represent income  from continuing operations  before provision for income taxes.

(2) Includes amortization of debt expense and capitalized interest.

(3) Includes provision for merger and restructuring expenses of $120,000 pre-tax ($80,000 or $.36 per share after tax), related to the merger of The Price Company and Costco Wholesale Corporation in October 1993. If such provision for merger and restructuring expenses were excluded, income from continuing operations before provision for income taxes for fiscal 1994 would have been $323,555.

(4) If the $120,000 pre-tax provision for merger and restructuring expenses were excluded, the ratio of earnings to fixed charges for fiscal 1994 would have been 4.7.